UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2020

CYTOMX THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37587	27-3521219
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 Oyster Point Blvd. Suite 400 South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 515-3185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	CTMX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2020, CytomX Therapeutics, Inc. (“CytomX” or the “Company”) announced the appointment of Carlos Campoy, age 55, to the position of Senior Vice President and Chief Financial Officer. In connection with his appointment, the Board of Directors (the “Board”) of the Company designated Mr. Campoy to assume the responsibilities of principal financial officer and principal accounting officer, effective immediately.

Prior to joining the Company, Mr. Campoy held the position of chief financial officer at Alder BioPharmaceuticals, Inc., a public biopharmaceutical company acquired in October 2019 by Lundbeck A/S, from December 2018 to November 2019. During his time at Alder, Mr. Campoy led the finance organization and readied the company for commercial launch of its lead program, eptinezumab. Prior to Alder, Mr. Campoy was a partner at Think Forwards, a boutique financial consulting firm, from September 2017 to December 2018. Prior to his position at Think Forwards, Mr. Campoy held the role of vice president of finance at Allergan plc from July 2014 to November 2016. Prior to joining Allergan, Mr. Campoy held senior financial leadership positions at Eli Lilly and Company from 1996 to 2014, including most recently as chief financial officer of Eli Lilly Japan K.K. Mr. Campoy holds a Certified Management Accountant (CMA) designation. Mr. Campoy received his M.B.A. in Finance and Decision Information Systems from Indiana University and his B.S. in Management from Faculdade C.C. Administracao de Tupa, in São Paulo, Brazil.

Mr. Campoy entered into an employment agreement with the Company (the “Employment Agreement”) which provides for an annual base salary of $465,000 and with an annual bonus target at 40% of his base salary. In addition, Mr. Campoy will be granted a stock option award to purchase 350,000 shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock as reported on the date of grant. The award will be made pursuant to the Company’s 2019 Employment Inducement Incentive Plan and will vest with respect to 25% of the shares underlying the option on the first anniversary of the date Mr. Campoy commences employment with the Company, and in equal monthly installments over 36 months thereafter, subject to continued service as of each vesting date. Mr. Campoy will also receive a one-time signing bonus of $150,000, which is subject to repayment in full in the event his employment is terminated by the Company for “cause” or he resigns without “good reason” (each, as defined in the Employment Agreement), prior to the first anniversary of his employment commencement date, or subject to repayment of 50% in the event his employment is terminated by the Company for “cause” or he resigns without “good reason” after the first anniversary and prior to the second anniversary of his employment commencement date. The foregoing summary of the material terms of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and is incorporated by reference herein.

In connection with Mr. Campoy’s appointment as Chief Financial Officer, the Company will enter into an indemnification agreement with Mr. Campoy (the “Indemnification Agreement”) in accordance with the Company’s standard practice and pursuant to the form previously approved by the Board and the Company’s stockholders. The Indemnification Agreement, among other things, requires the Company to indemnify Mr. Campoy to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as an executive officer. The foregoing summary of the material terms of the Indemnification Agreement is qualified in its entirety by reference to the Indemnification Agreement, which was filed as Exhibit 10.16 to the Company’s Registration Statement on Form S-1 on August 28, 2015 and is incorporated by reference herein.

There are no family relationships between Mr. Campoy and any of the Company’s directors or executive officers and there are no relationships or related transactions between Mr. Campoy and the Company that would be required to be reported.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2020	CYTOMX THERAPEUTICS, INC.

	By:	/s/ Lloyd Rowland
Lloyd Rowland
SVP, General Counsel